3: MG High Yield Bond Fund 10f3

MG High Yield Bond Fund 10f3

Transactions Q1 2000




	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Cablevision, SA	United Pan-Europe Communications	NTL Communications Corp.
Underwriters	Morgan Stanley, DB Securities	DLJ, ABN Amro, Bank of America, CS First Boston, Goldman, ING Barings, Merrill Lynch, MSDW, Paribas, Toronto Dominion	n/a -- bonds issued in exchange for 144A securities
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	CBVS 13.75%, 4/30/07	UPCNA 11.25%, 2/1/10	NTLI 9.875%, 11/15/09
Is the affiliate a manager or co-manager of offering?	co-manager	no	n/a
Name of underwriter or dealer from which purchased	Morgan Stanley	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	3/31/00	n/a	n/a

Total dollar amount of offering sold to QIBs	$ 250,000,000	$ 600,000,000	EUR 350,000,000
Total dollar amount of any concurrent public offering	-	$ -	-
Total	$ 250,000,000	$ 600,000,000	EUR 350,000,000

Public offering price	98.869	99.25	n/a -- bonds issued in exchange for 144A securities
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	not available -- offering was a private placement	n/a -- private placement	n/a -- bonds issued in exchange for 144A securities
Rating	B1/BB	B2/B	B3/B
Current yield	13.91%	11.34%	n/a

Total par value purchased	$ 8,000,000	n/a	n/a
$ amount of purchase	$ 7,909,520	n/a	n/a

% of offering purchased by fund	3.200%	n/a	n/a
% of offering purchased by associated funds	0.000%	n/a	n/a
Total (Must be less than 25% of offering)	3.200%	n/a	n/a